EXHIBIT 10.4

Consulting Agreement

This Consulting Agreement, dated effective December 29, 2007 (this “Agreement”), is made and entered into by and among Apextalk Holdings, Inc. a Delaware corporation, with business address at 637 Howard Street, San Francisco, CA (the “Company”) and Links International Ltd. a Hong Kong SAR corporation with business address at Rm A, 5/F., Hang Seng Center, 95 Tung Chau Street, Tal Kok Taui, Kowloon, Hang Kong (the “Consultant”).

1. Scope of Work

1.1   Services - The Company has engaged Consultant to provide services in connection with the Company’s soft switch and Personal Number switch.  Consultant will develop the programming to allow call forwarding and such other services as described at Exhibit A.

1.2   Confidentiality - Except for its employees, agents and independent contractors, Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Company, obtained by Consultant as a result of its engagement hereunder, unless authorized, in writing by the Company.

l.3   Standard of Conduct - In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics.  Consultant shall not use time, materials or equipment of the Company without the prior written consent of the Company.

1.4   Outside Services - Consultant shall not use the service of any other person, entity or organization in the performance of Consultant’s duties without the prior written consent of the Company.  Should the Company consent to the use by Consultant of the services of any other person, entity or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement to protect the confidentiality of the Company’s Confidential Information and the Company’s absolute and complete ownership of all right, title and interest in the work performed under this Agreement.

2. Independent Contractor

2.1   Independent Contractor - Consultant shall be and in all aspects be deemed to be, an independent contractor and is not an employee, partner, or co-venture of, or in any other service relationship with the Company.  The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion.  Consultant is not authorized to speak for, represent, or have no power to enter any agreement on behalf of or otherwise bind the Company.

2.2   Taxes - Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of Consultant’s employees.

3. Compensation for Consulting Services

3.1   Compensation - The Company shall pay to Consultant $30,000 for its services rendered to the Company under this Agreement.  The initial payment shall be $15,000 upon signing of this Agreement, the other half of the payment shall be paid when Company accepts and approves the delivery of work preformed according to this Agreement.

3.2   Reimbursement - The Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services.  These expenditures include, but are not limited to, expenses related to travel (i.e. airfare, hotel temporary housing, meals, parking. taxis, mileage, etc.), telephone cells, and postal expenditure.  Expenses incurred by Consultant will be reimbursed by the Company within 15 days of Consultant’s proper written request for reimbursement.

4. Term and Termination

4.1   Term - This Agreement shall be effective as of Dec. 29, 2007, and shall continue in full force and effect for three (3) consecutive months.  The Company and Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

4.2   Termination - The Company shall have the right to terminate this Agreement hereunder by furnishing Consultant with written notice thirty (30) days in advance of such termination. However, no termination of this Agreement by Company shall in anyway affect the right of Consultant to receive as a result of the Services rendered hereunder:

1. any unpaid consultant fee

2. reimbursement for billed, accrued and/or unbilled disbursements and expenses which both parties agreed and consent is absolute;

4.3   Survival - The provisions of Articles 5 and 6 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

5. Confidential Information

5.1   Obligation of Confidentiality - In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” of the Company.  Consultant agrees that Consultant and consultant’s employees, agents or representatives will not use directly or indirectly such Confidential, Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the CEO of the Company, either during or after the term of this Agreement for as long as such information retains the characteristics of Confidential Information

5.2   Property of the Company - Consultant agrees that all plans, manuals and specific materials developed by the Consultant on behalf of the Company in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

5.3   Data - All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by Consultant in connection with the services rendered under this Agreement shall belong exclusively to the Company.

6. General Provisions

6.1   Construction of terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining previsions.

6.2   Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR.

6.3   Complete Agreement - This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

6.4   Modification - No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

6.5   Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

6.6   Successors and Assigns - This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity.  The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

6.7   No Conflict - Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by consultant under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Apextalk Holdings, Inc.		Links International Company Limited

By:	/s/ Tony Lee	By:	/s/ Lo Sui Kong
Its:	Tony Lee CEO	Its:	Lo Sui Kong General Manager

Exhibit A

Upon execute of this Consultant Agreement Consultant will further develop a soft-switch based on existing proprietary programming and coding that the Company has already developed. The newer version of the soft-switch will be able to support Company’s various products and services, such as:

1.	Personal Number
2.	Follow-me Pro
3.	Promotional Minutes
4.	Red Pocket Mobile - US prepaid cell phone services

The total development cost of the soft-switch will be including software and hardware developed and provided by Consultant.